Exhibit 5.2

[Letterhead of Baker Botts LLP]

November	15, 2005

FTI Consulting, Inc.

900 Bestgate Road, Suite 100

Annapolis, Maryland 21401

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by FTI Consulting, Inc., a Maryland corporation (the “Company”), Technology & Financial Consulting, Inc., a Texas corporation and a subsidiary of the Company (the “Texas Guarantor”), and certain other subsidiaries of the Company (the “Non-Texas Guarantors” and, together with the Texas Guarantor, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of $150,000,000 aggregate principal amount of 3 3/4% Convertible Senior Subordinated Notes due July 15, 2012 (the “Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Notes, we are passing upon certain legal matters in connection with the Guarantee of the Texas Guarantor (the “Texas Guarantee”). The Notes were issued by the Company in a private placement in August 2005, along with the Guarantees, and both are now being registered on the Registration Statement. The Notes and the Guarantees were issued under an Indenture dated as of August 2, 2005 (the “Indenture”) among the Company, the Guarantors and Wilmington Trust Company, as trustee. At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

In our capacity as special counsel to the Texas Guarantor in the connection referred to above, we have examined the Registration Statement, the Indenture (including the Texas Guarantee set forth therein) and the form of the Notes, each of which will be filed with the Commission as an exhibit to the Registration Statement. We have also examined originals, or copies certified or otherwise identified, of (i) the articles of incorporation and bylaws of the Texas Guarantor, each as amended to date, (ii) corporate records of the Texas Guarantor and the Company, including resolutions and written consents of the Boards of Directors of the Texas Guarantor and the Company as furnished to us, (iii) certificates of public officials and of representatives of the Texas Guarantor, and (iv) statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions set forth below, we have relied upon certificates of officers or other representatives of the Texas Guarantor with respect to the accuracy of the factual matters contained in such certificates.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We have further assumed, with your consent, that (i) the Company and the Non-Texas Guarantors have duly authorized, executed and delivered the Indenture, under the laws of their respective jurisdictions of incorporation or organization, and (ii) the execution, delivery and performance by the Company and the Non-Texas Guarantors of the Indenture, do not and will not violate the laws of their respective jurisdictions of incorporation or organization.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Texas Guarantee constitutes a legal, valid and binding obligation of the Texas Guarantor enforceable against it in accordance with its terms.

BAKER BOTTS LLP

FTI Consulting, Inc.	November 15, 2005

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity and public policy (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Furthermore, the opinion set forth above is based on and limited in all respects to matters of the law of the State of Texas as currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS LLP